UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 CSX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    126408103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


           Mr. Christopher Hohn              Mr. Alexandre Behring
           The Children's Investment         3G Capital Partners Ltd.
           Fund Management (UK) LLP          c/o 3G Capital Inc.
           7 Clifford Street                 800 Third Avenue
           London W1S 2WE                    31st Floor
           United Kingdom                    New York, New York 10022
           +44 20 7440 2330                  (212) 893-6727


                                 With a copy to:

           Marc Weingarten, Esq.             Stephen Fraidin, Esq.
           David Rosewater, Esq.             Andrew E. Nagel, Esq.
           Schulte Roth & Zabel LLP          Kirkland & Ellis LLP
           919 Third Avenue                  153 East 53rd Street
           New York, New York 10022          New York, New York 10022
           (212) 756-2000                    (212) 446-4800


--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                         (Continued on following pages)

                                January 25, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

--------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 13 Pages)

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 2 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (UK) LLP
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            England
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 3 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Fund Management (Cayman) Ltd.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 4 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            The Children's Investment Master Fund
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 5 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Christopher Hohn
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,796,998
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,796,998
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.2%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 6 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Capital Partners Ltd.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      17,232,854
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                   17,232,854
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 7 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Capital Partners, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                       17,232,854
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 8 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            3G Fund L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                       17,232,854
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  17,232,854
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 9 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Alexandre Behring
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Brazil
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  -0-
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                       17,232,854
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       -0-
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                   17,232,854
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4.1%
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [x]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 10 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Gilbert H. Lamphere
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  22,600
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      -0-
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       22,600
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            22,600
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 11 OF 13 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Timothy T. O'Toole
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                          [ ]

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
    7       SOLE VOTING POWER

                                  2,500
--------------------------------------------------------------------------------
 NUMBER OF                 8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                      -0-
  OWNED BY            ----------------------------------------------------------
    EACH                   9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                       2,500
                      ----------------------------------------------------------
                           10     SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,500
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 12 OF 13 Pages
--------------------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER

This Amendment No. 2 is filed with respect to the shares of Common Stock, par value $1.00 per share (the "Shares"), of CSX Corporation (the "Issuer"), beneficially owned by the Reporting Persons (as defined in the Schedule 13D filed with the Securities and Exchange Commission on December 19, 2007, as heretofore amended (the "Schedule 13D")) as of January 25, 2008 and amends and supplements the Schedule 13D. Except as set forth herein, the Schedule 13D is unmodified.

ITEM 4.           PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is amended and restated to include the following final paragraph:

On January 25, 2008, the TCI Reporting Persons submitted a second supplemental notice (the "Second Supplemental Notice") to the Board (as defined in the Schedule 13D) stating their intent to present a proposal to repeal any amendment, repeal or modification that is made by the Board to the Bylaws (as defined in the Schedule 13D) from and after January 1, 2008 and prior to and including the date of the Annual Meeting (as defined in the Schedule 13D). The Second Supplemental Notice additionally makes revisions to the specific text of resolution and Bylaw amendments included as part of the Proposal (as defined in the Schedule 13D).

--------------------------------------------------------------------------------
CUSIP NO.      126408103            SCHEDULE 13D           PAGE 13 OF 13 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 25, 2008


                                THE CHILDREN'S INVESTMENT FUND
                                MANAGEMENT (UK) LLP

                                /s/ Christopher Hohn
                                ------------------------------
                                Christopher Hohn
                                Managing Partner

                                THE CHILDREN'S INVESTMENT FUND
                                MANAGEMENT (CAYMAN) LTD.

                                /s/ David DeRosa
                                ------------------------------
                                David DeRosa
                                Director

                                THE CHILDREN'S INVESTMENT MASTER
                                FUND

                                /s/ David DeRosa
                                ------------------------------
                                David DeRosa
                                Director


                                /s/ Christopher Hohn
                                ------------------------------
                                Christopher Hohn

                                3G CAPITAL PARTNERS LTD.

                                /s/ Alexandre Behring
                                ------------------------------
                                Alexandre Behring
                                Managing Director

                                3G CAPITAL PARTNERS, L.P.
                                By:  3G Capital Partners Ltd.
                                Its:  General Partner

                                /s/ Alexandre Behring
                                ------------------------------
                                Alexandre Behring
                                Managing Director

                                3G FUND L.P.
                                By:  3G Capital Partners, L.P.
                                Its:  General Partner

                                By:  3G Capital Partners Ltd.
                                Its:  General Partner

                                /s/ Alexandre Behring
                                ------------------------------
                                Alexandre Behring
                                Managing Director


                                /s/ Alexandre Behring
                                ------------------------------
                                Alexandre Behring

                                /s/ Gilbert H. Lamphere
                                ------------------------------
                                Gilbert H. Lamphere

                                /s/ Timothy T. O'Toole
                                ------------------------------
                                Timothy T. O'Toole

                                /s/ Gary L. Wilson
                                ------------------------------
                                Gary L. Wilson